Exhibit 99.7

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Selected Historical Consolidated Financial Data of Gemini

The following tables summarize Gemini’s consolidated financial data. The consolidated statement of operations data for the years ended December 31, 2020 and 2021 and the consolidated balance sheet data as of December 31, 2020 and 2021 have been derived from the audited consolidated financial statements included in Gemini’s Annual Report on Form 10-K, which is incorporated herein by reference. The consolidated statement of operations data for the nine months ended September 30, 2021 and 2022 and the consolidated balance sheet data as of September 30, 2022 have been derived from the unaudited condensed consolidated financial statements included in Gemini’s Quarterly Report on Form 10-Q, which is incorporated herein by reference. You should read the following selected consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Gemini’s financial statements and the related notes incorporated by reference. Gemini’s historical results are not necessarily indicative of results that should be expected in any future period and Gemini’s results for the interim period are not necessarily indicative of the results that should be expected for the full year ending December 31, 2022.

	Year Ended December 31,		Nine Months Ended September 30,
	2020	2021	2021	2022
	(in thousands, except share and per share data)
Operating expenses:
Research and development	$28,170	$48,717	$36,083	$12,822
General and administrative	5,870	20,285	15,177	13,326
Total operating expenses	34,040	69,002	51,260	26,148
Loss from operations	(34,040)	(69,002)	(51,260)	(26,148)
Other income (expense):
Interest expense	(6,826)	(2,158)	(2,073)	(155)
Interest income	37	15	11	657
Loss on conversion of convertible notes	—	(711)	(711)	—
Change in fair value of warrant liability	(8)	—	—	—
Other income (expense)	—	(13)	(13)	48
Net loss and comprehensive loss	$(40,837)	$(71,869)	$(54,046)	$(25,598)
Net loss per share, basic and diluted	$(2.70)	$(1.78)	$(1.37)	$(0.59)
Weighted average common shares outstanding, basic and diluted	15,115,129	40,362,303	39,427,476	43,236,171

	As of December 31,		As of September 30,
	2020	2021	2022
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,503	$136,627	$101,737
Working capital (1)	(19,811)	125,266	103,200
Total assets	8,319	140,437	106,031
Total liabilities	30,180	15,596	1,464
Accumulated deficit	(112,821)	(184,690)	(210,288)
Total stockholders’ equity (deficit)	(21,861)	124,841	104,567

(1)	Working capital is defined as current assets less current liabilities.

Selected Historical Consolidated Financial Data of Disc

The following tables summarize Disc’s consolidated financial data. The consolidated statement of operations data for the years ended December 31, 2020 and 2021 and the consolidated balance sheet data as of December 31, 2020 and 2021 have been derived from Disc’s audited consolidated financial statements included in Exhibit 99.5 of the Company’s Current Report on Form 8-K of which this Exhibit 99.7 is a part. The consolidated statement of operations data for the nine months ended September 30, 2021 and 2022 and the consolidated balance sheet data as of September 30, 2022 have been derived from Disc’s unaudited condensed consolidated financial statements included in Exhibit 99.6 of the Company’s Current Report on Form 8-K of which this Exhibit 99.7 is a part. You should read the following selected consolidated financial data together with “Disc Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Disc’s consolidated financial statements and the related notes included in Exhibits 99.4, 99.5 and 99.6, respectively, of the Company’s Current Report on Form 8-K of which this Exhibit 99.7 is a part. Disc’s historical results are not necessarily indicative of results that should be expected in any future period and Disc’s results for the interim period are not necessarily indicative of the results that should be expected for the full year ending December 31, 2022.

	Year Ended December 31,		Nine Months Ended September 30,
	2020	2021	2021	2022
	(in thousands, except share and per share data)
Operating expenses:
Research and development	$18,020	$25,170	$19,511	$23,421
General and administrative	2,956	5,763	4,012	9,033
Total operating expenses	20,976	30,933	23,523	32,454
Loss from operations	(20,976)	(30,933)	(23,523)	(32,454)
Other income (expense), net:
Interest income	40	14	5	321
Change in fair value of derivative liability	—	(5,050)	(3,600)	(3,450)
Total other income (expense), net	40	(5,036)	(3,595)	(3,129)
Net loss and comprehensive loss	$(20,936)	$(35,969)	$(27,118)	$(35,583)
Net loss attributable to common stockholders—basic and diluted	$(20,936)	$(35,969)	$(27,118)	$(35,583)
Weighted-average common shares outstanding—basic and diluted	6,930,451	8,014,679	7,947,355	8,604,591
Net loss per share attributable to common stockholders—basic and diluted	$(3.02)	$(4.49)	$(3.41)	$(4.14)

	As of December 31,		As of September 30,
	2020	2021	2022
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$25,825	$88,036	$55,473
Working capital (1)	22,966	77,060	42,626
Total assets	27,377	92,411	61,707
Total liabilities	4,074	14,758	18,378
Convertible preferred stock	52,112	141,856	141,856
Accumulated deficit	(29,420)	(65,389)	(100,972)
Total stockholders’ deficit	(28,809)	(64,203)	(98,527)

(1)	Working capital is defined as current assets less current liabilities.

Selected Unaudited Pro Forma Condensed Combined Financial Data of Gemini and Disc

The following unaudited pro forma condensed combined financial information was prepared based on the expectation that the Merger will be treated as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“GAAP”). For accounting purposes, Disc is considered to be acquiring Gemini in the Merger. This determination is based on the expectations that, immediately following the Merger: (i) Disc’s equity holders will own a substantial majority of the voting rights in the combined organization, (ii) Disc will designate a majority (eight of nine) of the initial board of directors of the combined organization and (iii) Disc’s senior management will hold all positions in the senior management of the combined organization and no employees from Gemini will be retained. Accordingly, for accounting purposes: (i) the Merger will be treated as the equivalent of Disc issuing stock to acquire the net assets of Gemini, (ii) the net assets of Gemini will be recorded based upon the fair values in the financial statements at the time of closing, which are primarily comprised of cash and cash equivalents and therefore expected to approximate the historical carrying value of the assets and (iii) the reported historical operating results of the combined company prior to the Merger will be those of Disc.

The unaudited pro forma condensed combined balance sheet assumes that Disc’s pre-closing financing and the merger were consummated as of September 30, 2022 and combines the historical balance sheets of Gemini and Disc as of such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 and the nine months ended September 30, 2022 assumes that Disc’s pre-closing financing and the merger were consummated as of January 1, 2021 and combines the historical results of Gemini and Disc for the respective periods presented.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data for the year ended December 31, 2021 and as of and for the nine months ended September 30, 2022 are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” below.

Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data

	Year Ended December 31,	Nine Months Ended September 30,
	2021	2022
	(in thousands, except share and per share data)
Research and development expense	$73,887	$36,243
General and administrative expense	37,052	22,359
Loss from operations	(110,939)	(58,602)
Net loss attributable to common stockholders—basic and diluted	(113,344)	(57,576)
Net loss per share attributable to common stockholders—basic and diluted	$(6.66)	$(3.32)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of September 30,
2022
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$210,710
Working capital, net	192,079
Total assets	218,907
Total liabilities	24,758
Accumulated deficit	(103,485)
Total stockholders’ equity (deficit)	194,149

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements are based on the Disc Medicine Inc.’s historical consolidated financial statements and Gemini Therapeutics Inc.’s historical consolidated financial statements as adjusted to give effect to the merger of the companies, accounted for as a reverse recapitalization, to the issuance of shares in a pre-closing financing and to the anticipated Gemini 1:10 reverse stock split.

The Merger

On August 9, 2022, Disc entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Gemini Therapeutics, Inc., a Delaware corporation (“Gemini”) and Gemstone Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Gemini (“Merger Sub”). Pursuant to the Merger Agreement and subject to the satisfaction or waiver of the conditions therein, Merger Sub will merge with and into Disc, with Disc continuing as the surviving company and as a wholly owned subsidiary of Gemini (the “merger”). If the merger is completed, the business of Disc will continue as the business of the combined company. The merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the merger (the “Effective Time”), each then outstanding share of Disc common stock (including shares of common stock issued upon conversion of Disc preferred stock and shares of Disc common stock issued in the Disc pre-closing financing (as defined below) will be converted into the right to receive a number of shares of Gemini’s common stock (subject to the payment of cash in lieu of fractional shares) calculated in accordance with the Merger Agreement (the “exchange ratio”).

Prior to and as a condition of the closing, Gemini repaid its term loan and accrued interest and other related fees in the third quarter of 2022.

As a direct result of the reverse recapitalization, pursuant to Disc’s Roche Agreement, immediately following the Effective Date, Disc will issue shares of the combined company to Roche for no consideration (the “Roche Issuance”). The number of shares of common stock to be issued to Roche is 2.85% of the outstanding shares of common stock of the combined company as of the Effective Date. This is considered a separate transaction for accounting purposes; however, as it occurs automatically upon the closing of the merger, Disc is presenting as a pro forma adjustment.

At the Effective Time, each person who as of immediately prior to the Effective Time was a stockholder of record of Gemini or had the right to receive Gemini’s common stock will be entitled to receive a contractual contingent value right (“CVR”) issued by Gemini subject to and in accordance with the terms and conditions of a Contingent Value Rights Agreement between Gemini, the holder’s representative and the rights agent (the “CVR Agreement”), representing the contractual right to receive consideration from the post-closing combined company upon the receipt of certain proceeds from a disposition of Gemini’s pre-merger assets, calculated in accordance with the CVR Agreement. The unaudited pro forma condensed combined balance sheet does not reflect contingent consideration with respect to the CVRs because the value of the corresponding in-process research and development assets are expected to be de minimis.

The merger is expected to be treated as a reverse recapitalization in accordance with U.S. GAAP because on the effective date of the merger, the pre-combination assets of Gemini are expected to be primarily cash and cash equivalents and other non-operating assets. Disc concluded that any in-process research and development assets potentially remaining as of the combination would be de minimis when compared to the cash and cash equivalents obtained through the merger.

Immediately after the consummation of the merger, based on the exchange ratio of 0.1096, Disc securityholders would own approximately 74% of the Gemini common stock as defined in the Merger Agreement, and Gemini securityholders would own approximately 26% of the Gemini common stock as defined in the Merger Agreement, after giving effect to the Disc pre-closing financing, and subject to adjustment of the exchange ratio as set forth in the Merger Agreement. Under certain circumstances further described in the Merger Agreement, the ownership percentages are subject to adjustment to the extent that Gemini’s net cash as of the closing, as defined in the Merger Agreement (“Net Cash”) is less than $87.4 million or greater than $96.6 million.

The Disc Pre-Closing Financing

In connection with the Merger Agreement, certain third parties have entered into a subscription agreement with Disc to purchase shares of Disc common stock for an aggregate purchase price of approximately $53.5 million (the “Disc pre-closing financing”). The Disc pre-closing financing is contingent on and will occur prior to the closing of the merger, subject to customary closing conditions. Shares of the Disc common stock issued pursuant to the Disc pre-closing financing will be converted into shares of Gemini common stock in accordance with the exchange ratio at the Effective Time.

The unaudited pro forma condensed combined balance sheet assumes that the Disc pre-closing financing, and the merger were consummated as of September 30, 2022 and combines the historical balance sheets of Gemini and Disc as of such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 and the nine months ended September 30, 2022 assumes that the Disc pre-closing financing and the merger were consummated as of January 1, 2021 and combines the historical results of Gemini and Disc for the respective periods presented.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that would have been realized had the entities been a single entity during these periods.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The accounting for the merger requires the final calculation of net working capital for Gemini. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined organization’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in future periods or the results that would have been realized had Gemini and Disc been a combined organization during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Disc, and its Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Exhibit 99.4 of the Company’s Current Report on Form 8-K of which this Exhibit 99.7 is a part, and Gemini’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its Quarterly Report on Form 10-Q filed with the SEC on November 10, 2022.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Gemini may materially vary from those of Disc. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of Gemini’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Gemini’s results of operations or reclassification of assets or liabilities to conform to Disc’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2022

(in thousands)

	Disc Medicine	Gemini Therapeutics	Disc Pre- closing Financing Adjustments	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$55,473	$101,737	$53,500	$—	B	$210,710
Prepaid expenses and other current assets	4,425	2,927	—	(2,331)	D, E	5,021
Total current assets	59,898	104,664	53,500	(2,331)		215,731
Property and equipment, net	181	—	—	—		181
Right-of-use assets, operating leases	1,512	—	—	—		1,512
Other assets	116	1,367	—	—		1,483
Total assets	$61,707	$106,031	$53,500	$(2,331)		$218,907
Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,397	$1,139	$—	$—		$4,536
Accrued expenses	3,674	325	—	14,816	D, E, F, G	18,815
Derivative liability	9,900	—	—	(9,900)	J	—
Operating lease liabilities, current	301	—	—	—		301
Total current liabilities	17,272	1,464	—	4,916		23,652
Operating lease liabilities, non-current	1,106	—	—	—		1,106
Total liabilities	18,378	1,464	—	4,916		24,758
Series Seed convertible preferred stock	2,350	—	—	(2,350)	C	—
Series A convertible preferred stock	49,762	—	—	(49,762)	C	—
Series B convertible preferred stock	89,744	—	—	(89,744)	C	—
Stockholders’ deficit:
Common stock	1	4	2	(5)	I	2
Additional paid-in capital	2,444	314,851	53,498	(73,161)	I	297,632
Accumulated deficit	(100,972)	(210,288)	—	207,775	I	(103,485)
Total stockholders’ equity (deficit)	(98,527)	104,567	53,500	134,609		194,149
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$61,707	$106,031	$53,500	$(2,331)		$218,907

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2022

(in thousands, except share and per share amounts)

	Disc Medicine	Gemini Therapeutics	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$23,421	$12,822	$—		$36,243
General and administrative	9,033	13,326	—		22,359
Total operating expenses	32,454	26,148	—		58,602
Loss from operations	(32,454)	(26,148)	—		(58,602)
Other income (expense), net:
Interest expense	—	(155)	155	A	—
Interest income	321	657	—		978
Loss on conversion of convertible notes	—	—	—		—
Change in fair value of derivative liability	(3,450)	—	3,450	J	—
Other income	—	48	—		48
Total other income (expense), net	(3,129)	550	3,605		1,026
Net loss and comprehensive loss	$(35,583)	$(25,598)	$3,605		$(57,576)
Net loss attributable to common stockholders—basic and diluted	$(35,583)	$(25,598)	$3,605		$(57,576)
Weighted-average common shares outstanding—basic and diluted	8,604,591	43,236,171	(34,474,350)	K	17,366,412
Net loss per share attributable to common stockholders—basic and diluted	$(4.14)	$(0.59)	$—		$(3.32)

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

(in thousands, except share and per share amounts)

	Disc Medicine	Gemini Therapeutics	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$25,170	$48,717	$—		$73,887
General and administrative	5,763	20,285	11,004	D, F, G, H	37,052
Total operating expenses	30,933	69,002	11,004		110,939
Loss from operations	(30,933)	(69,002)	(11,004)		(110,939)
Other income (expense), net:
Interest expense	—	(2,158)	448	A	(1,710)
Interest income	14	15	—		29
Loss on conversion of convertible notes	—	(711)	—		(711)
Change in fair value of derivative liability	(5,050)	—	5,050	J	—
Other expense	—	(13)	—		(13)
Total other income (expense), net	(5,036)	(2,867)	5,498		(2,405)
Net loss and comprehensive loss	$(35,969)	$(71,869)	$(5,506)		$(113,344)
Net loss attributable to common stockholders—basic and diluted	$(35,969)	$(71,869)	$(5,506)		$(113,344)
Weighted-average common shares outstanding—basic and diluted	8,014,679	40,362,303	(31,362,611)	K	17,014,371
Net loss per share attributable to common stockholders—basic and diluted	$(4.49)	$(1.78)	$—		$(6.66)

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

All amounts below are in thousands, unless specifically noted otherwise, except share and per share amounts.

1. Description of Transaction

Upon the Effective Time, all shares of Disc common stock outstanding immediately prior to the Effective Time, after giving effect to the preferred stock conversion and the Disc pre-closing financing, will be converted into the right to receive approximately 12,531,640 shares of Gemini’s common stock in the aggregate, based on the shares of Disc common stock outstanding on December 23, 2022 and an estimated exchange ratio of 0.1096 which has been adjusted to reflect the anticipated Gemini 1:10 reverse stock split, and, which is subject to certain adjustments, including Gemini’s final Net Cash at closing. This exchange ratio is an estimate only and the final exchange ratio at closing will be determined pursuant to a formula described in more detail in the Merger Agreement.

Disc estimates that the aggregate value of the consideration to be paid in the merger will be approximately $67.9 million. The fair value of consideration transferred is based on the number of common shares Gemini stockholders will own of the combined company upon consummation of the merger, multiplied by the closing price of fair value of Gemini common stock on December 23, 2022, the most recent practicable date prior to the filing of this Current Report on Form 8-K. The number and value of the shares of Gemini common stock to be issued pursuant to the Merger Agreement will not be determined until the completion of the merger and therefore, the final aggregate value of the consideration paid in the merger, may be more or less than $67.9 million. The fair value of consideration transferred is not indicative of the combined entities enterprise value upon consummation of the merger. As the merger will be accounted for as a reverse recapitalization, any difference between the consideration to be transferred in the merger and the fair value of the net assets acquired will be recorded as an adjustment to additional paid-in capital.

Consummation of the merger is subject to certain closing conditions, including, among other things, approval by the Gemini stockholders and the Disc stockholders.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information gives effect to the anticipated Gemini 1:10 reverse stock split.

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 and the nine months ended September 30, 2022, give effect to the Disc pre-closing financing and merger as if they had been consummated on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives effect to the Disc pre-closing financing and the merger as if they had been consummated on September 30, 2022.

For accounting purposes, Disc is considered to be the acquiring company and the merger is expected to be accounted for as a reverse recapitalization of Gemini by Disc because on the merger date, the pre-combination assets of Gemini are expected to be primarily cash and cash equivalents and other non-operating assets.

For purposes of these pro forma financial statements, the total estimated purchase price is summarized as follows (in thousands, except share and per share amounts):

Estimated number of shares of the combined company to be owned by Gemini stockholders(i)	4,376,848
Multiplied by the assumed price per share of Gemini common stock(ii)	$15.50
Total	$67,841
Estimated fair value of assumed Gemini equity awards based on precombination service(iii)	38
Total estimated purchase price	$67,879

i.
Reflects the number of shares of common stock of the combined company that Gemini equity holders would own as of the closing pursuant to the Merger Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of Gemini common stock outstanding as of December 23, 2022. The estimated number of shares reflects the impact of the anticipated Gemini 1:10 reverse stock split that is expected to be effected prior to consummation of the merger.

ii.
Reflects the price per share of Gemini common stock, which is the closing trading price of Gemini common stock outstanding as of December 23, 2022, adjusted to reflect the impact of the anticipated Gemini 1:10 reverse stock split.

iii.
The estimated purchase price includes the estimated acquisition-date fair value of the assumed Gemini’s equity awards attributable to pre-combination service (which amount is determined based on the closing trading price of Gemini common stock on December 23, 2022, the number of Gemini equity awards outstanding on this date, and the period of service provided by the holders of the awards prior to the merger closing date). The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the estimated acquisition-date fair value of the assumed Gemini’s equity awards:

Expected term (in years)	3.45
Volatility	57%
Risk free interest rate	4.28%
Dividend yield	0%

The actual purchase consideration for the net assets of Gemini will vary based on the Net Cash calculation prior to closing, the exchange ratio, and Gemini share price at closing; however, any difference between the consideration transferred and the fair value of the net assets of Gemini following determination of the actual purchase consideration for Gemini will be reflected as an adjustment to additional paid-in capital. The estimated purchase consideration reflected in these unaudited pro forma condensed combined financial information does not purport to represent what the actual purchase consideration will be when the merger is completed. The actual purchase price will fluctuate until the Effective Time of the merger.

Under reverse recapitalization accounting, the subsequent financial statements of Disc will reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The accompanying unaudited proforma condensed combined financial information is derived from the historical financial statements of Gemini and Disc, and include adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The historical financial statements of Disc will become the historical financial statements of the combined company.

Disc and Gemini may incur significant costs associated with integrating the operations of Disc and Gemini after the merger is completed. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies which may result from the merger.

3. Shares of Gemini Common Stock Issued to Disc Stockholders upon Closing of the Merger

Prior to the merger, all outstanding shares of Disc convertible preferred stock are expected to convert into Disc common stock, which will be exchanged for shares of Gemini common stock based on the exchange ratio determined in accordance with the Merger Agreement. The estimated exchange ratio for purposes of the unaudited pro forma condensed combined financial information was derived on a fully-diluted basis as of August 9, 2022 using a stipulated value of Disc of approximately $313.5 million (including the Disc pre-closing financing discussed above) and of Gemini of approximately $100.0 million. The estimated number of shares of common stock that Gemini expects to issue to Disc’s common and preferred stockholders as of December 23, 2022 (ignoring rounding of fractional shares) is determined as follows:

Shares of Disc common stock outstanding	8,858,587
Estimated shares of Disc common stock to be issued upon consummation of the Disc pre-closing financing	21,314,737
Shares of Disc common stock to be issued upon conversion of Disc convertible preferred stock	84,166,665
Total	114,339,989
Estimated exchange ratio	0.1096
Estimated shares of Gemini common stock to be issued to Disc shareholders upon closing of the merger	12,531,640

The estimated exchange ratio and estimated shares of Gemini common stock issued to Disc’s securityholders have been adjusted to give effect to the anticipated Gemini 1:10 reverse stock split.

4. Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on information contained within the Disc pre-closing financing and the Merger Agreement. Further analysis will be performed after the completion of the merger to confirm the necessity of these estimates.

Both Disc and Gemini have a history of generating net operating losses and maintain a full valuation allowance against their net deferred tax asset. As a result, both entities have not previously reflected an income tax benefit or expense within the financial statement periods presented. Management has not identified any changes to the income tax positions due to the merger that would result in an incremental tax expense or benefit. Accordingly, no tax-related adjustments have been reflected for the pro forma adjustments.

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A.
As a condition of the closing, Gemini repaid its term loan and accrued interest and other related fees in the third quarter of 2022. For the purposes of the unaudited pro forma condensed combined statements of operations, Gemini’s repayment of its term loan is reflected as if it occurred on January 1, 2021, with interest expense related to the debt facility of $0.4 million and $0.2 million removed from the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 and the nine months ended September 30, 2022, respectively.

B.
The Disc pre-closing financing is contingent on the merger and is expected to close concurrently with execution of the merger and immediately prior to the consummation of the merger. The Disc pre-closing financing consists of an executed subscription agreement to receive $53.5 million in proceeds. The potential use of proceeds from the Disc pre-closing financing has not yet been finalized, and as a result, for the purposes of the unaudited pro forma condensed combined statement of operations, no adjustments were made to reflect interest income or the use of proceeds from the Disc pre-closing financing.

C.
Immediately prior to completing the merger, all classes of convertible preferred stock of Disc are expected to convert to common shares at a 1:1 conversion ratio, Series Seed convertible preferred stock are expected to convert to 5,000,000 Disc common shares, Series A convertible preferred stock are expected convert to 41,666,666 Disc common shares and Series B convertible preferred stock are expected to convert to 37,499,999 Disc common shares.

D.
To reflect Gemini’s estimated transaction costs of $8.1 million that were not accrued or expensed as of September 30, 2022, consisting of legal and accounting related fees of approximately $0.2 million, directors’ and officers’ liability tail insurance costs of approximately $6.1 million, and investment banking fees of approximately $1.8 million as an increase in accrued expenses, a reduction in prepaid insurance of $1.2 million and an increase to accumulated deficit of $8.1 million in the unaudited pro forma condensed combined balance sheet.

Gemini’s transaction costs of $8.1 million are reflected as general and administrative expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021.

E.
To reflect Disc’s estimated transaction costs of $7.3 million that were not accrued or expensed as of September 30, 2022, consisting of legal and accounting related fees of approximately $0.5 million and investment banking fees of approximately $5.7 million as an increase in accrued expenses, a reduction in capitalized deferred transaction costs of $1.1 million and a reduction to additional paid-in capital of $7.3 million in the unaudited pro forma condensed combined balance sheet. As the merger will be accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets, primarily cash and cash equivalents, of Gemini, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital.

The adjustments for transaction costs exclude costs related to Disc’s ongoing operations as a public company, which will be charged to expense as incurred.

F.
Gemini’s estimated compensation expense of $1.4 million related to change-in-control cash payments, retention and severance payments resulting from pre-existing employment agreements that will be payable in cash in connection with the merger but were not incurred as of September 30, 2022 is reflected as an increase to accrued expenses and accumulated deficit in the unaudited pro forma condensed combined balance sheet. Gemini’s compensation costs of $1.4 million are reflected as general and administrative expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021.

G.
Disc’s estimated post-merger compensation expense of $0.3 million related to a change-in-control cash payment resulting from the decision to approve a one-time payment to an executive of Gemini that will be payable in cash in connection with the merger but was not incurred as of September 30, 2022 is reflected as an increase to accrued expenses and accumulated deficit in the unaudited pro forma condensed combined balance sheet. Disc’s compensation costs of $0.3 million are reflected as general and administrative expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021.

H.
Estimated share-based compensation costs are recognized as a result of the transaction based on the fair value of the outstanding unvested awards on the merger date. The amounts are either recognized as a post-merger expense or are recognized in part as pre-merger expense of Gemini and in part as post-merger expense of the combined company, based on the specific facts and circumstances of each award. Certain awards included accelerated vesting upon both a change of control and subsequent separation of the individual. As a result, a portion of the expense is recognized as pre-merger expense of Gemini and a portion is recognized as post-merger expense of the combined entity, based on the percentage of the original service period of the awards that had elapsed as of the merger date. Certain other awards did not include an acceleration of vesting term upon a change of control but were modified in August 2022 to include acceleration upon a change of control. This modification was deemed to be in contemplation of the merger. The expense for the modified awards is recognized as post-merger expense of the combined entity based on the fair value of the awards on the merger date. As a result, $0.1 million of expense was recognized as pre-merger expense of Gemini for certain awards that were not previously recognized, and are reflected as an increase to additional paid-in capital and accumulated deficit in the unaudited pro forma condensed combined balance sheet and $1.1 million of expense was recognized as post-merger expense of the combined entity for certain awards that were not previously recognized, and are reflected as an increase to additional paid-in capital and accumulated deficit in the unaudited pro forma condensed combined balance sheet. Total share-based compensation costs of $1.2 million are reflected as general and administrative expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021.

I.	The impacts of the Disc Pre-closing Financing pro forma adjustments on the equity accounts are as follows:

(amounts in thousands, except share amounts)	Common				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Disc		Gemini
	Shares	Amount	Shares	Amount
Consummation of Disc pre-closing financing	21,314,737	$2	—	$—	$53,498	$—	$53,500
Total adjustment	21,314,737	$2	—	$—	$53,498	$—	$53,500

The impacts of the Merger pro forma adjustments on the equity accounts, including the impacts to give effect to the anticipated Gemini 1:10 reverse stock split on the Gemini shares and the estimated exchange ratio, as well as the elimination of Gemini’s historical common stock, additional paid-in capital and accumulated deficit balances and the capitalization of the fair value of the estimated number of common shares of the combined company to be owned by Gemini stockholders, are as follows:

(amounts in thousands, except share amounts)	Common				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Disc		Gemini
	Shares	Amount	Shares	Amount
Conversion of outstanding Disc convertible preferred stock into common stock	84,166,665	$8	—	$—	$141,848	$—	$141,856
Payment of transaction costs associated with the merger	—	$—	—	$—	$(7,309)	$(8,097)	$(15,406)
Payment of change-in-control, retention and severance in connection with the merger	—	$—	—	$—	$—	$(1,741)	$(1,741)
Stock-based compensation costs recognized by Gemini related to acceleration of vesting of equity awards upon Closing	—	$—	33,640	$—	$97	$(97)	$—
Stock-based compensation costs recognized by Disc subsequent to the merger date related to Gemini equity awards	23,267	$—	—	$—	$1,069	$(1,069)	$—
Elimination of Gemini’s historical equity carrying values, after pro forma adjustments	—	$—	(43,333,093)	$(4)	$(314,948)	$219,923	$(95,029)
The effect of the reverse recapitalization of Gemini	—	$—	4,363,575	$1	$95,028	$—	$95,029
Exchange of outstanding Disc common stock into Gemini common stock based on the estimated exchange ratio for purposes of these pro forma condensed combined financial information	(114,286,498)	$(11)	12,525,778	$1	$10	$—	$—
Issuance of shares of combined company to Roche at the Closing	—	$—	482,064	$—	$11,044	$(1,144)	$9,900
Total adjustment	(30,096,566)	$(3)	(25,928,036)	$(2)	$(73,161)	$207,775	$134,609

The amounts of the elimination of Gemini’s historical equity carrying values within the table above include the impacts of the pro forma adjustments related to pre-merger expenses of Gemini. A reconciliation from the amounts of Gemini’s historical equity carrying values contained within the unaudited pro forma condensed combined balance sheet as of September 30, 2022 is as follows:

(amounts in thousands, except share amounts)	Common				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Disc		Gemini
	Shares	Amount	Shares	Amount
Gemini’s historical equity carrying values as of September 30, 2022	—	$—	43,299,453	$4	$314,851	$(210,288)	$104,567
Pro form adjustments
Payment of Gemini transaction costs associated with the merger	—	$—	—	$—	$—	$(8,097)	$(8,097)
Payment of Gemini change-in-control, retention and severance in connection with the merger	—	$—	—	$—	$—	$(1,441)	$(1,441)
Stock-based compensation costs recognized by Gemini related to acceleration of vesting of equity awards upon Closing	—	$—	33,640	$—	$97	$(97)	$—
Gemini’s historical equity carrying values as of September 30, 2022, after pro forma adjustments	—	$—	43,333,093	$4	$314,948	$(219,923)	$95,029

J.
Roche is expected to receive shares of the combined organization equal to 2.85% of the outstanding shares immediately following the closing of the merger, including the Disc pre-closing financing. This stock issuance is pursuant to the contractual terms of the existing license agreement between Roche and Disc and resulted in the settlement of the derivative liability of $9.9 million, increase in additional paid-in capital of $11.0 million and increase in accumulated deficit of $1.1 million.

In addition, for the purposes of the unaudited pro forma condensed combined statements of operations, the settlement of the Roche liability is treated as if the combined organization had issued shares to Roche on January 1, 2021. As the derivative liability would have been settled on January 1, 2021, the historical change in fair value of derivative liability of $(5.1) million and $(3.5) million were removed from the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 and the nine months ended September 30, 2022, respectively. The incremental expense upon settlement of $1.1 million is not reflected in the pro forma statements of operations because it is an expense directly related to the settlement of the obligation, which would have increased gradually in the normal course of business leading up to the consummation of the transaction, as if it occurred on January 1, 2021.

K.
The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2021 and the nine months ended September 30, 2022. In addition, the weighted average shares outstanding for these periods have been adjusted to give effect to the issuance of Gemini’s common stock in connection with the Disc pre-closing financing and the merger as of September 30, 2022. As the combined organization is in a net loss position for both periods presented, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same for both periods presented. The following table presents the calculation of the pro forma weighted average number of common stock outstanding. The estimated number of shares reflects the impact of the anticipated Gemini 1:10 reverse stock split that is expected to be effected prior to consummation of the merger:

	Year Ended December 31, 2021	Nine Months Ended September 30, 2022
Weighted-average Disc common shares outstanding-basic and diluted	8,014,679	8,604,591
Impact of Disc pre-closing financing assuming consummation as of January 1, 2021	21,314,737	21,314,737
Impact of Disc convertible preferred stock assuming conversion as of January 1, 2021	84,166,665	84,166,665
Total	113,496,081	114,085,993
Application of estimated exchange ratio to historical Disc weighted-average shares outstanding	0.1096	0.1096
Adjusted Disc weighted-average shares outstanding	12,439,170	12,503,824
Impact of Gemini common stock issued to Roche assuming issuance as of January 1, 2021	482,064	482,064
Impact of Gemini common stock related to stock units that accelerated vesting as of January 1, 2021	33,640	33,640
Impact of common shares issued upon vesting of equity awards for the combined company as of January 1, 2021	23,267	23,267
Weighted-average Gemini common shares outstanding-basic and diluted	4,036,230	4,323,617
Pro forma combined weighted average number of shares of common stock-basic and diluted	17,014,371	17,366,412